SCHEDULE 14A INFORMATION


                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement   [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Salon Media Group, Inc.
                             -----------------------
                (Name of Registrant as Specified In Its Charter)


                     --------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
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    previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:
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Notes:

                            [SALON MEDIA GROUP LOGO]



                                                              September 23, 2005


Dear Stockholder:

     This year's Annual Meeting of Stockholders will be held on Thursday, October 20, 2005 at 11:00 a.m. local time, at the office of Salon Media Group, Inc., located at 101 Spear Street, Suite 203, San Francisco, CA 94105. You are cordially invited to attend.

     The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

     It is important that you use this opportunity to take part in the affairs of Salon Media Group, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matter before our stockholders is important.

     A copy of the Company's Annual Report on Form 10-K and Form 10-K/A is also enclosed for your information. At the annual meeting we will review the Company's activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

                                           Very truly yours,

                                           /s/ Elizabeth Hambrecht

                                           Elizabeth Hambrecht
                                           President and Chief Executive Officer

                            [SALON MEDIA GROUP LOGO]
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      To Be Held Thursday, October 20, 2005

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of the Stockholders of Salon Media Group, Inc., a Delaware corporation, will be held on October 20, 2005, at 11:00 a.m. local time, at our principal offices located at 101 Spear Street, Suite 203, San Francisco, CA for the following purposes:

     1. To elect three (3) Class I directors to hold office for a term of three years and until their respective successors are elected and qualified.

     2. To consider and approve an amendment to our Salon Media Group, Inc. 2004 Stock Plan to increase the maximum aggregate number of shares that may be issued by 16,000,000.

     3. To consider reducing the number of authorized and outstanding shares of common stock by approving up to four amendments to our Restated Certificate of Incorporation to effect a reverse split of our outstanding Common Stock by a ratio of between one-for-ten and one-for-twenty.

     4. To consider, approve and ratify the appointment of Burr, Pilger & Mayer LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2006.

     5. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on September 21, 2005 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten (10) days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose relating to the annual meeting, during ordinary business hours at the Company's principal offices located at 101 Spear Street, Suite 203, San Francisco, CA 94105.

                                     By order of the Board of Directors,

                                     /s/ Conrad Lowry

                                     Conrad Lowry
                                     Chief Financial Officer and Secretary
San Francisco, California
September 23, 2005

--------------------------------------------------------------------------------
IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.
--------------------------------------------------------------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the Board of Directors of Salon Media Group, Inc, a Delaware corporation, for use at its annual meeting of stockholders to be held on October 20, 2005 or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about September 23, 2005.


                             SOLICITATION AND VOTING

     Voting Securities. Only stockholders of record as of the close of business on September 21, 2005 will be entitled to vote at the meeting and any adjournment thereof. As of September 15, 2005, we had 15,452,189 shares of Common Stock outstanding (with 15,452,189 votes), 809 outstanding shares of the Company's Series A Preferred Stock (with 32,500,070 votes), 125 outstanding shares of the Company's Series B Preferred Stock (with 6,247,750 votes), 6,618 outstanding shares of the Company's Series C Preferred Stock (with 132,360,000 votes), 417 outstanding shares of the Company's Series D-1 Preferred Stock (with 5,380,642 votes), and 417 outstanding shares of the Company's Series D-2 Preferred Stock (with 4,549,089 votes) all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each such stockholder is entitled to one vote for each share of Common Stock such stockholder holds, and each holder of Preferred Stock of record is entitled to vote the largest number of whole shares of Common Stock into which such holder's shares of Preferred Stock could be converted.

     Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

     Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in "street name") but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans and reverse stock splits.

     Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

     Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     We have a classified Board of Directors (Board) consisting of three Class I directors, two Class II directors and four Class III directors, who will serve until the annual meeting of stockholders to be held in 2005, 2006 and 2007, respectively, and until their respective successors are dully elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

     The terms of the Class I directors will expire on the date of the upcoming annual meeting. Accordingly, three persons are to be elected to serve as Class I directors of the Board at the meeting. Management's nominees for election by the stockholders to those three positions are the current Class I members of the Board, George Hirsch, John Warnock and Deepak Desai. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2008 and until their successors are elected and qualified. If any of the nominees declines or becomes unavailable to serve for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

     If a quorum is present and voting, the three nominees for Class I directors receiving the highest number of votes will be elected as Class I directors. The total number of votes eligible to be cast with respect to this Proposal as of September 15, 2005 is 196,489,740, of which 15,452,189 may be voted by holders of shares of Common Stock, 32,500,070 may be voted by holders of shares of the Company's Series A Preferred Stock, 6,247,750 may be voted by holders of shares of the Company's Series B Preferred Stock, 132,360,000 may be voted by holders of shares of the Company's Series C Preferred Stock, 5,380,642 may be voted by holders of shares of the Company's Series D-1 Preferred Stock and 4,549,089 may be voted by holders of shares of the Company's Series D-2 Preferred Stock. Abstentions and broker non-votes have no effect on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

     This section sets forth information regarding the Company's nominations for directors to be elected at the upcoming annual meeting, and information concerning their ages as of March 31, 2005.

                                                                                                  Director
Name                                 Position With the Company                         Age          Since
----                                 -------------------------                         ---          -----
Class I directors nominated for election at the 2005 Annual Meeting of Stockholders:
George Hirsch (1)                    Director                                           70          2003
John Warnock  (2)                    Director                                           64          2001
Deepak Desai (1)                     Director                                           46          2004

Class II directors whose term expires at the 2006 Annual Meeting of Stockholders:
Robert Ellis(1)                      Director                                           69          2001
David Talbot                         Director, Chairman                                 53          1995

Class III directors whose term expires at the  2007 Annual Meeting of Stockholders:
Elizabeth Hambrecht                  Director, President, Chief Executive               42          2003
                                     Officer
Robert McKay                         Director                                           41          2001
James Rosenfield(2)                  Director                                           76          1998
Jann Wenner                          Director                                           59          2004

     (1)  Member of Audit Committee
     (2)  Member of Compensation Committee

The Board of Directors has determined that, other than David Talbot and Elizabeth Hambrecht, each of the members of the Board is an independent director.

     George Hirsch has served as a Director of Salon since April 2003. In 1978 he was the founding publisher of The Runner magazine and served as its President through 1987, at which time Rodale Inc., the publisher of Runner's World, acquired it. From 1987 until his retirement in 2004, he held various positions with Rodale, Inc., including Worldwide Publisher of Runner's World, Publishing Director of Men's Health, and Director of International Magazines. Currently he is Worldwide Publisher Emeritus of Runner's World and Men's Health magazines. In 1973 he was founding publisher of New Times magazine and served as its President through 1979. In 1967 he was the founding publisher New York magazine and served as its President through 1971. From 1962 through 1967 he held various positions with Time Inc. Mr. Hirsch holds a Masters in Business Administration from the Harvard University and a B.A. in History from Princeton University.

     John Warnock has served as a Director of Salon since August 2001. He was a founder of Adobe Systems and has been its Chairman of the Board since April 1989. Since September 1997, he has shared the position of Adobe Chairman of the Board with Charles M. Geschke. Dr. Warnock served as Chief Executive Officer of Adobe from 1982 through December 2000. Dr. Warnock received a Ph.D. in Electrical Engineering from the University of Utah. Mr. Warnock serves as a Director for Knight Ridder, Inc., a publisher of news and information in digital and hard copy formats.

     Deepak Desai has served as a Director of Salon since September 2004. He is currently the Chief Financial Officer of GlobalEnglish Corporation and has held that position since June 2002. From December 2001 to May 2002 Mr. Desai was the interim Chief Financial Officer for Pointcross, Inc. and from July 2001 to October 2001 he was the interim Co-Chief Executive Officer of Yesasia.com Ltd. From August 1999 to June 2001 Mr. Desai was the Chief Financial Officer of Asiacontent.com Ltd. From July 1987 to July 1999, Mr. Desai held various positions with Time Warner, Inc., including General Manager and Chief Financial Officer with Time Life Asia, Associate Business Manager, Financial Manager and Assistant Business Manager with Time Inc. and Senior Auditor with Time Warner Inc. Mr. Desai is a Certified Public Accountant, received a Bachelor of Commerce in Accounting from the University of Bombay, India and an M.B.A. with a Finance emphasis from the Wharton School of Business of the University of Pennsylvania.

     Robert Ellis has served as a Director of Salon since August 2001. He is an advisor, investor, and director of Internet companies. From 1997 through 1999 he was the publisher, board member and early investor of XOOM.com (XMCM) that was merged with the National Broadcasting Company, Inc.'s Internet properties. He formerly served as President of eNature.com, a nature content site on the web. In 1996, he founded and produced Bonjour Paris, a travel destination site in France featured on America Online. Prior to that, he founded and owned Compact Publishing, for which he developed the Time Almanac with Time Magazine. He formerly was a correspondent for Time Magazine. Mr. Ellis holds an M.A. degree in History from the University of Chicago and a B. A. in Philosophy from Yale University.

     David Talbot co-founded Salon in 1995. He served as Chief Executive Officer from 1995 through April 1999 and again from October 2003 through February 2005. He became Chairman of the Board in April 1999. He served as Editor-in-Chief from Salon's incorporation in 1995 through February 2005. From 1990 to 1995, Mr. Talbot was the Arts & Features editor for the San Francisco Examiner newspaper. Mr. Talbot has co-authored three books and written for numerous publications including The New Yorker, Rolling Stone and Playboy. Mr. Talbot holds a Bachelor of Arts degree in Sociology from the University of California at Santa Cruz.

     Elizabeth Hambrecht has served as Salon's Chief Executive Officer since February 2005 and Salon's President since October 2003. Previously, she served as Salon's Chief Financial Officer and Secretary from May 2003 until February 2005. From 1999 to March 2003, she was the co-founder and Director of Asiacontent.com, an online media company focused on Asian markets. From 1997 to 2000 she was co-founder, Chief Financial Officer and Director of Boom.com, a Hong Kong-based online stock trading company. From 1992 to 1995 she was Executive Director at Goldman Sachs (Hong Kong) Ltd. From 1987 to 1992 she was Assistant Director at Barings Securities (Hong Kong) Ltd. Ms Hambrecht holds a Bachelor of Arts degree in history from Vassar College. She sits on the Board of Trustees of the San Francisco Friends School, the Asian Art Museum of San Francisco, and of KQED, a public broadcast company for Northern California.

     Robert McKay has served as a Director of Salon since August 2001. He has served as the President of the McKay Family Foundation since its inception in 1992, which supports community-based activist organizations working for long-term social and economic change. Mr. McKay is also the Managing Partner for the McKay Investment Group, which provides venture capital for early-stage technology and consumer product companies. He also serves actively on a number of corporate and foundation boards. Mr. McKay received his B.A. degree in Political Science and Sociology from Occidental College, and his M.A. in Social and Public Policy from the University of California, Berkeley.

     James H. Rosenfield has served as a Director of Salon since April 1998. Mr. Rosenfield has been the President of JHR & Associates, a media-consulting firm, since 1998. From 1994 to 1998, Mr. Rosenfield was Managing Director at the investment-banking firm of Veronis Suhler & Associates. From 1987 to 1994, he was Chairman and Chief Executive Officer of John Blair Communications, Inc., a television sales and syndication company. From 1965 to 1985, Mr. Rosenfield held various executive positions at CBS Corporation, a television broadcasting and media company, including Executive Vice President of the Broadcast Group. Mr. Rosenfield holds a B.A. degree in English from Dartmouth College.

     Jann Wenner has served as a Director of Salon since January 2004. In 1967, Mr. Wenner founded Rolling Stone Magazine, which was published by Straight Arrow Publishers, Inc. (SAP, Inc.), a corporation wholly owned by Mr. Wenner and his family. Mr. Wenner has served as President and Chairman of SAP, Inc., and its wholly owned limited liability company, Wenner Media LLC, since their inception. In 1992 Mr. Wenner founded Men's Journal, also published through a wholly owned limited liability company owned by Wenner Media LLC. In 1985 Mr. Wenner purchased a minority interest in Us Magazine and in 1989 purchased the remaining interest. In 2000, Us changed to a weekly frequency and today is published through a joint venture with the Walt Disney Company. Mr. Wenner also serves as Vice-Chairman of the Rock and Roll Hall of Fame Foundation, Inc.

Board Meetings and Committees

     The Board held four meetings during the fiscal year ended March 31, 2005. Other than Jann Wenner, during the last fiscal year no director attended fewer than 75% of the total number of meetings of the Board. The Board has an Audit Committee, a Compensation Committee, and a Nominating Committee. The Audit Committee held four meetings during the year ended March 31, 2005, and no director attended fewer than 75% of the total number of meetings. The Compensation Committee held two meetings during the last fiscal year of which James Rosenfield attended one meeting and John Warnock attended two meetings. The Nominating Committee held no meetings during the last fiscal year.

     Audit Committee. The members of the Audit Committee as of March 31, 2005, were Deepak Desai, Robert Ellis and George Hirsch. James Rosenfield served on the Audit Committee until his resignation on September 23, 2004, at which time the Board appointed Deepak Desai to the Audit Committee as its financial expert as defined by the Securities and Exchange Commission.

     The functions of the Audit Committee include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions.

     Compensation Committee. James Rosenfield was the sole member of the Compensation Committee at the start of the fiscal year ended March 31, 2005. On September 23, 2004, the Board appointed John Warnock to the Compensation Committee.

     The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, reviews and approves salary and bonus levels for other executive officers and approves stock option grants to executive officers.

     Nominating Committee. The members of the Nominating Committee during the fiscal year ended March 31, 2005, were David Talbot, Elizabeth Hambrecht and Robert McKay. The Nominating Committee held no meetings during the fiscal year ended March 31, 2005. The responsibilities of the Nominating Committee include:

     o Identification of qualified candidates to become board members and CEO;
     o Selection of nominees for election as Directors at the next annual meeting of stockholders or any special meeting of stockholders at which Directors are to be elected;
     o    Selection of candidates to fill any vacancies on our Board.

Communications with Directors

     Any stockholder may contact our Board or individual members of our Board by sending written communications to the care of the Corporate Secretary of our Company at Salon Media Group, Inc., 101 Spear Street, Suite 203, San Francisco, CA 94105. The Corporate Secretary of our Company will collect and forward all such communications, as appropriate, to our Board or specified Board member.

Director Attendance at Annual Meetings

     The Company does not have a policy requiring Board members' attendance at annual meetings.

Committee Charters and Other Corporate Governance Materials

     The Board has adopted a charter for the Audit Committee and the Compensation Committee described above. The Board has also adopted a Code of Conduct and Policy Regarding Reporting of Possible Violations, which can be found at our Website www.salon.com. Please note that the information on our Website is not incorporated by reference in this Proxy Statement.

Certain Relationships and Related Transactions

     On October 10, 2000, Salon loaned its Chairman $75,179 with an agreed 6.3% annual interest rate with no due date. As of March 31, 2005, the loan and associated interest totaled $89,005 and $7,365 of interest has been paid.

     On June 4, 2004, September 30, 2004, and February 2, 2005, Salon issued a total of 834 shares of Series D preferred stock and warrants to purchase 1,489,457 shares of common stock, a portion of which were issued to related parties. The related parties in these transactions were:

                                                   Series D     Common Stock
                                                    Shares        Warrants         Cash
Name                                                Issued         Issued        Proceeds
---------------------------------------------    ------------   ------------   ------------
The Hambrecht 1980 Revocable Trust               $        334        590,216   $    400,800
HAMCO Capital Corporation                                  63        115,653   $     75,600
                                                 ------------   ------------   ------------
Total William Hambrecht related entities                  397        705,869   $    476,400
                                                 ------------   ------------   ------------

John Warnock                                              416        742,943   $    499,200
                                                 ------------   ------------   ------------
Total all                                        $        813      1,448,812   $    975,600
                                                 ============   ============   ============

     The Hambrecht 1980 Revocable Trust is a trust of William Hambrecht, the father of Elizabeth Hambrecht, Salon's President and Chief Executive Officer. William Hambrecht and Elizabeth Hambrecht both have an ownership interest in HAMCO Capital. John Warnock is a Director of Salon.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than ten percent (10%) stockholders were complied with, except for a Form 4 for director John Warnock for the purchase of Series D-2 preferred stock and warrants on September 30, 2004 that was filed on October 5, 2004 and a Form 4 for Melissa Barron, Senior Vice President- Sales, for the exercise of stock options on February 22, 2005 that was filed on March 24, 2005.

Executive Compensation

     The following table sets forth information concerning the compensation during the fiscal years ended March 31, 2005, March 31, 2004, and March 31, 2003, of the Chief Executive Officers and the four other most highly compensated current and former executive officers.

                                         SUMMARY COMPENSATION TABLE

                                                Annual Compensation           Long Term
                                           ------------------------------    Compensation
                                                                                Awards
                                                                             -----------
                                                                              Securities
                                                                              Underlying     All Other
      Name and Principal Position           Year     Salary      Bonus(1)      Options      Compensation
----------------------------------------   ------  ----------   ----------   ------------  --------------
David Talbot(2).........................    2005    $177,860     $      -      5,000,000      $      -
   Chairman                                 2004    $191,250     $      -              -      $      -
                                            2003    $191,250     $      -              -      $      -

Elizabeth Hambrecht(2)..................    2005    $132,891     $      -      2,500,000      $      -
   President and Chief Executive Officer    2004    $130,000     $      -              -      $      -
                                            2003    $      -     $      -              -      $      -

Joan Walsh(2,3).........................    2005    $132,891     $      -      2,000,000      $      -
   Editor-In-Chief                          2004    $115,000     $      -              -      $      -
                                            2003    $115,000     $      -              -      $      -

Conrad Lowry(2).........................    2005    $109,652     $      -      1,500,000      $      -
   Chief Financial Officer and Secretary    2004    $106,250     $      -              -      $      -
                                            2003    $106,250     $      -              -      $      -

Melissa Barron..........................    2005    $130,000     $ 50,440      1,000,000      $      -
   Senior Vice President - Sales            2004    $130,000     $ 33,527              -      $      -
                                            2003    $130,000     $  7,185              -      $      -

Patrick Hurley(4).......................    2005    $176,643     $      -              -      $      -
   (Former)Senior Vice President -          2004    $148,750     $      -              -      $      -
   Business Operations                      2003    $148,750     $  1,711              -      $      -

     (1) Bonuses are principally based on performance and are shown in the year earned.
     (2) On February 10, 2005, David Talbot resigned his position as Chief Executive Officer and Editor-in-Chief, Elizabeth Hambrecht was appointed Chief Executive Officer, retained her position as President and resigned her position as Chief Financial Officer and Secretary, and Joan Walsh, who had been serving as Senior Vice President, Editorial Operations since November 2004, was appointed Editor-in-Chief and Conrad Lowry, who had been serving as Controller since joining Salon in September 2000, was appointed Chief Financial Officer and Secretary.
     (3) Joan Walsh was appointed in November 2004 to serve as Senior Vice President, Editorial Operations upon the resignation of Scott Rosenberg.
     (4) Salary amounts include $37,187 of severance and $10,349 for unused vacation leave. Individual ceased being an employee of the Company in February 2005.

Stock Options Granted in Fiscal 2005

     The following table provides information on option grants in the fiscal year ended March 31, 2005, to the Named Executive Officers.

                                  Individual Grants
-------------------------------------------------------------------------------------
                            Number of    Percentage of
                           securities    total options
                           underlying      granted to
                            options       employees in   Exercise price    Expiration      Grant date
       Name               granted(1,2)    fiscal year       per share         date       present value
-----------------------   ------------   -------------   --------------    ----------    -------------
David Talbot(1) .......    5,000,000          23%             $0.14        02/07/2015       $549,634

Elizabeth Hambrecht....    2,500,000          11%             $0.14        02/07/2015       $274,817

Joan Walsh.............    2,000,000           9%             $0.14        02/07/2015       $219,854

Conrad Lowry...........    1,500,000           7%             $0.14        02/07/2015       $164,890

Melissa Barron.........    1,000,000           5%             $0.14        02/07/2015       $109,927

Patrick Hurley.........            -           0%             $   -             -           $      -

(1) Includes option to purchase 4,000,000 shares of common stock under the Salon Media Group, Inc. 2004 Stock Plan and options to purchase 1,000,000 shares of common stock from a plan not approved by shareholders.
(2) Of the options granted, 50% vested on the date of grant and 50% vest on February 7, 2006.

     The estimated grant date present value has been calculated using the Black-Scholes option-pricing model with the following material assumptions: (i) a risk-free rate of 3.4% (at February 7, 2005), (ii) expected volatility of 120%, (iii) expected life of 4 years, and (iv) no dividend.


Option Exercises and Fiscal 2005 Year-End Values

     The following table sets forth information concerning unexercised options to purchase our Common Stock held as of March 31, 2005, by the persons named in the Summary Compensation Table.

                                                      Number of Securities
                                                     Underlying Unexercised        Value of Unexercised
                                                             Options               In-the-Money Options
                                                      at Fiscal Year End(3)        at Fiscal Year End(1)
                                                                                 --------------------------
                           Shares
                         acquired on      Value
         Name             exercise      Realized     Exercisable  Unexercisable  Exercisable  Unexercisable
----------------------   -----------   -----------   -----------  -------------  -----------  -------------
David Talbot .........             -             -     3,388,551     2,558,333   $   378,167   $   332,583
Elizabeth Hambrecht ..             -             -     1,250,000     1,250,000   $   162,500   $   162,500
Joan Walsh ...........             -             -     1,187,484     1,018,229   $   143,880   $   132,370
Conrad Lowry .........             -             -       836,846       758,645   $    99,328   $    97,922
Melissa Barron(2) ....       160,000   $    28,800       464,207       510,937   $    52,528   $    66,422
Patrick Hurley(4) ....                                   235,063             -   $    15,844             -

(1) Based on a closing price of Salon's common stock on March 31, 2005, of $0.27 per share as reported on the Over-The-Counter (OTC) Bulletin Board and is net of the exercise price of such options
(2)  None of the shares acquired were sold as of March 31, 2005.

(3) Other than options granted in February 2005, Salon's stock options generally vest one-fourth on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the optionee's continuous employment by Salon. All options are exercisable only to the extent vested.
(4) Subsequent to March 31, 2005, these options expired without being exercised.

Compensation of Directors

     The independent directors of Salon received no cash compensation for serving as a director during the year ended March 31, 2005. In February 2005, Deepak Desai, Robert Ellis, Robert McKay and John Warnock, in consideration of their serving as directors, each received options to purchase 500,000 shares of common stock at an exercise price of $0.14 per share. Of the options granted, 50% vested on the date of grant and 50% subject to vest in one year, as long as the director continues to provide services as a director.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     No employment contracts or termination of employment and change-in-control arrangements exist as of March 31, 2005, for the persons named in the Summary Compensation Table, with the exception of an employment curtailment agreement with Patrick Hurley. Mr. Hurley stopped serving as an employee of Salon in February 2005.

Compensation Committee Interlocks and Insider Participation

     None of Salon's executive officers has served as a member of the compensation committee or board of directors of any other entity that has an executive officer serving as a member of Salon's Board of Directors.

Equity Compensation Plan Information

     The following table provides information about Salon's common stock that may be issued upon the exercise of options, warrants and rights under all of Salon's existing equity compensation plans as of March 31, 2005, including the Salon Internet, Inc. 1995 Stock Option Plan, the Salon Media Group, Inc. 2004 Stock Plan, the Salon Media Group, Inc. Non-Plan Stock Agreement and the 1999 Employee Stock Purchase Plan.

----------------------------------------------------------------------------------------------------------------
         Plan category             Number of securities to       Weighted-average        Number of securities
                                   be issued upon exercise      exercise price of      remaining available for
                                   of outstanding options,     outstanding options,     future issuance under
                                     warrants and rights       warrants and rights       equity compensation
                                                                                           plans, excluding
                                                                                       securities reflected in
                                                                                              column (a)

                                             (a)                       (b)                       (c)
----------------------------------------------------------------------------------------------------------------
Equity compensation plans               23,799,463 (1)                $0.33                   9,507,275 (2)
approved by security
holders
----------------------------------------------------------------------------------------------------------------

Equity compensation plans                1,000,000                    $0.14                      None
not approved by security
holders
                                --------------------------------------------------------------------------------
Total                                   24,799,463                     N/A                     9,507,275
----------------------------------------------------------------------------------------------------------------

(1) Includes 3,270,855 shares issuable under the Salon Internet, Inc. 1995 Stock Option Plan and 20,528,608 shares issuable under the Salon Media Group, Inc. 2004 Stock Plan.
(2) Includes 9,089,750 shares available from the Salon Media Group, Inc. 2004 Stock Plan, and 417,525 shares available from the Salon.com, Inc. 1999 Employee Stock Purchase Plan, (which was suspended March 1, 2001).

Equity Compensation Plans Not Approved by Security Holders

     In February 2005, Salon entered into a Non-Plan Stock Agreement with its Chairman, pursuant to which Salon granted such person non-qualified options to purchase 1,000,000 shares of common stock at an exercise price of $0.14 per share. Such option grant did not receive stockholder approval. Fifty percent of the shares subject to the option vested on the date of grant and 50% of the shares subject to the option vests in February 2006, as long as the Chairman continues to provide services as an employee, consultant or director until such date.

                                 PROPOSAL NO. 2
      APPROVAL OF AMENDMENT TO THE SALON MEDIA GROUP, INC. 2004 STOCK PLAN

     At the annual meeting, the stockholders will be asked to approve an amendment to the Salon Media Group, Inc. 2004 Stock Plan (the "2004 Stock Plan") to increase by 16,000,000 the maximum number of shares of Common Stock that may be issued under that plan. The Board of Directors believes that in order to successfully attract and retain the best possible candidates for positions of responsibility, Salon Media Group, Inc. ("Salon" or the "Company") must continue to offer a competitive equity incentive program. As of September 15, 2005, only 2,266,050 shares remained available for the future grant of awards under the 2004 Stock Plan, a number that the Board believes to be insufficient to meet the Company's anticipated needs. Therefore, the Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to increase the maximum number of shares of Common Stock issuable under the 2004 Stock Plan by 16,000,000 shares to a total of 46,000,000 shares to ensure that the Company will continue to have available a reasonable number of shares for its equity program. The foregoing amounts do not give effect to Proposal No. 3, the reverse stock split. If Proposal No. 3 is approved and the Board elects to implement the reverse stock split, the number of shares of common stock available for issuance under the 2004 Stock Plan, including any approved increase described in this Proposal No. 2, will be reduced by the same ratio as the reverse stock split, which may be 1-for-10, 1-for-12, 1-for-15, or 1-for-20

Summary of the 2004 Stock Plan

     Authorized Shares. Currently, a maximum of 30,000,000 of the authorized but unissued or reacquired shares of Common Stock of Salon may be issued under the 2004 Stock Plan. Of this amount, as of September 15, 2005, a total of 445,642 had been issued upon the exercise of previously granted options and options to purchase a total of 27,288,308 shares remained outstanding. As of September 15, 2005, 2,266,050 shares remained available for the future grant of awards. The Board of Directors has amended the 2004 Stock Plan, subject to stockholder approval, to increase the maximum number of shares that may be issued under the 2004 Stock Plan to 46,000,000. If any outstanding award expires, terminates or is canceled, or if shares acquired pursuant to an award are repurchased by the Company at their original exercise or purchase price, the expired or repurchased shares are returned to the 2004 Stock Plan and again become available for grant. However, no more than 46,000,000 shares, including shares that have been issued previously, will be available under the 2004 Stock Plan for issuance upon the exercise of incentive stock options, as defined in Section 422 of the Internal Revenue Code, regardless of whether any of such shares are subsequently repurchased.

     The 2004 Stock Plan is also designed to preserve our ability to deduct in full, for federal income tax purposes, the compensation recognized by certain executive officers in connection with options granted under the 2004 Stock Plan.
Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid by a publicly held company to its chief executive officer or to any of its four other most highly compensated officers. However, compensation that is deemed to be "performance-based" under Section 162(m) is generally excluded from this limit. To enable compensation received in connection with options granted under the 2004 Stock Plan to qualify as performance-based, the 2004 Stock Plan limits the size of options that can be granted under the plan. Under this limitation (the "Grant Limit"), no employee may be granted options for more than 4,000,000 shares in any fiscal year.

     Appropriate adjustments will be made to the maximum number of shares issuable under the 2004 Stock Plan, the foregoing limit on incentive stock option shares, the Grant Limit and the number of shares and their exercise or purchase price under outstanding awards upon any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure.

     Administration. The 2004 Stock Plan is administered by the Board of Directors or a committee of the Board, which, in the case of options intended to qualify for performance-based compensation treatment under Section 162(m), must be comprised solely of two or more "outside directors" within the meaning of
Section 162(m). (For purposes of this discussion, the term "Board" refers to either the Board of Directors or such committee.) Subject to the provisions of the 2004 Stock Plan, the Board determines the persons to whom awards are to be granted, the number of shares to be covered by each award, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each award, the purchase price and the type of consideration to be paid to the Company upon the exercise of each award, the time of expiration of each award, and all other terms and conditions of the awards. The Board may amend or cancel any award, waive any restrictions or conditions applicable to any award, and accelerate, extend or defer the exercisability or vesting of any award. The Board has the authority to interpret the provisions of the 2004 Stock Plan and awards granted thereunder, and any such interpretation of the Board will be binding.

     Eligibility. Awards may be granted under the 2004 Stock Plan to employees, directors and consultants of Salon or of any parent or subsidiary of Salon. As of September 15, 2005, Salon had approximately 51 employees, 5 executive officers, 7 directors and 2 consultants who were eligible under the 2004 Stock Plan. While any eligible person may be granted nonstatutory stock options, only employees may be granted incentive stock options.

     Terms and Conditions of Options. Each option granted under the 2004 Stock Plan will be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2004 Stock Plan. Incentive stock options must have an exercise price that is not less than the fair market value of a share of our Common Stock on the date of grant, while nonstatutory stock options must have an exercise price that is not less than 85% of such fair market value. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Salon or any parent or subsidiary of Salon (a "10% Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. The closing price of our Common Stock as reported on the Over-the-Counter Bulletin Board on September 15, 2005 was $0.145 per share.

     The 2004 Stock Plan provides that the option exercise price may be paid in cash, by check, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option, by tender, to the extent legally permitted, of shares of Common Stock owned by the participant having a fair market value not less than the exercise price, or by such other lawful consideration as may be approved by the Board. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted by us, through the participant's surrender of a portion of the option shares to the Company.

     Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Board; however, with the exception of an option granted to an officer, director or consultant, no option shall become exercisable at a rate less than 20% per year over a period of five years from the date of grant of the option, subject to the participant's continued service to the Company. The maximum term of an option granted under the 2004 Stock Plan is 10 years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding 5 years. An option generally will remain exercisable for three months following the participant's termination of service, unless such termination results from the participant's death or disability, in which case the option generally will remain exercisable for 12 months following termination, provided that in no case may an option be exercised after its expiration date.

     Incentive stock options are not transferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Nonstatutory stock options granted under the 2004 Stock Plan may be assigned or transferred to the extent permitted by the Board and set forth in the option agreement.

     Terms and Conditions of Stock Purchase Rights. Stock purchase rights provide a participant the ability to purchase the Common Stock of the Company pursuant to the terms and conditions set forth in the 2004 Stock Plan. Each stock purchase award granted under the 2004 Stock Plan will be evidenced by a written agreement between the Company and the participant, specifying the number of shares subject to the award and the other terms and conditions of the stock purchase right, consistent with the requirements of the 2004 Stock Plan. Stock purchase rights must have a purchase price that is not less than 85% of the fair market value of a share of our Common Stock on the date of grant. However, any stock purchase right granted to a 10% Stockholder must have a purchase price equal to at least 100% of the fair market value of a share of Common Stock on the date of grant. A stock purchase right will be exercisable within a period established by the Board, which time period shall not exceed 30 days from the date of grant.

     The 2004 Stock Plan provides that the purchase price may be paid in cash, by check, in the form of participant's past services rendered to the Company or for its benefit having a value not less than the aggregate purchase price of the shares being acquired or by such other lawful consideration as may be approved by the Board.

     Shares issued pursuant to stock purchase awards may be made subject to vesting conditioned upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Board. During any period in which shares acquired pursuant to stock purchase rights remain subject to vesting conditions, such shares may not be sold, exchanged, transferred or otherwise disposed of other than pursuant to the terms of the 2004 Stock Plan. If the participant's service with the Company terminates for any reason, the Company may repurchase for the purchase price paid, shares which remain subject to vesting conditions as of participant's termination date, provided, however, with the exception of shares acquired pursuant to stock purchase awards granted to an officer, director or consultant, the Company's repurchase right must lapse at a rate of at least 20% per year over a period of five years from the date of grant of the stock purchase award.

     Stock purchase rights are not transferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant's lifetime only by the participant.

     Change in Control. The 2004 Plan defines a "Change in Control" of the Company as any of the following events upon which our stockholders immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of our voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of our voting stock; (ii) a merger or consolidation in which we are a party; (iii) the sale, exchange or transfer of all or substantially all of our assets; or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof may, without the consent of any participant, either assume our rights and obligations under outstanding awards or substitute substantially equivalent award for such corporation's stock. The Plan also authorizes the Board, in its discretion and without the consent of any participant, to cancel each or any outstanding option upon a Change in Control in exchange for a payment to the participant with respect to each vested share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of Common Stock in the Change in Control transaction over the exercise price per share under the option. Finally, the Board, in its discretion, may provide in the event of a Change in Control for the acceleration of vesting of any option or stock purchase award held by a participant whose service with the Company has not terminated prior to the Change in Control to such extent as determined by the Board. Awards that are not assumed, replaced or exercised prior to a Change in Control will terminate.

     Termination or Amendment. The 2004 Stock Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the plan have been issued and all restrictions on such shares under the terms of the plan and the agreements evidencing options granted under the plan have lapsed, provided that all incentive stock awards must be granted within 10 years of the date on which the Board adopted the 2004 Stock Plan. The Board may terminate or amend the 2004 Stock Plan at any time. However, without stockholder approval, the Board may not amend the 2004 Stock Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law. No termination or amendment may affect an outstanding option unless expressly provided by the Board, nor, in any event, may it adversely affect an outstanding option without the consent of the optionee, unless the amendment is necessary to comply with any applicable law.

Options Granted to Certain Persons

     The aggregate numbers of shares of Common Stock subject to options granted to certain persons under the 2004 Stock Plan since its inception are as follows:
(i) David Talbot, Chairman, 4,000,000 shares; (ii) Elizabeth Hambrecht, President and Chief Executive Officer, 2,500,000 shares; (iii) Joan Walsh, Editor-in-Chief, 2,000,000 shares; (iv) Conrad Lowry, Chief Financial Officer and Secretary, 1,500,000 shares; (v) Melissa Barron, Senior Vice President, Sales, 1,000,000 shares; (vi) all current executive officers as a group, an aggregate of 11,000,000 shares; (vii) all current directors who are not executive officers as a group, an aggregate of 3,950,000 shares; and (viii) all employees, including current officers who are not executive officers, as a group, an aggregate of

12,783,950 shares. Since its inception, no options have been granted under the 2004 Stock Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer.

Summary of U.S. Federal Income Tax Consequences

     The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2004 Stock Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

     The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is treated as an adjustment in computing the participant's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

     Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income as the result of the grant of such an option. Upon the exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

     Stock Purchase Rights. A participant acquiring stock purchase rights generally will recognize ordinary income equal to the fair market value of the shares on the "determination date" minus the amount paid for the shares. The "determination date" is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a stock purchase award, any gain or loss, based on the difference between the sale price and the participant's basis in the shares, will be taxed as capital gain or loss.

We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code.

Vote Required and Board of Directors' Recommendation

     Approval of this proposal requires the affirmative vote of a majority of the votes represented by the outstanding shares of Salon's Common Stock and Series A, B, C and D Preferred Stock. The total number of votes eligible to be cast with respect to this Proposal as of September 15, 2005 is 196,489,740, of which 15,452,189 may be voted by holders of shares of Common Stock, 32,500,070 may be voted by holders of shares of the Company's Series A Preferred Stock, 6,247,750 may be voted by holders of shares of the Company's Series B Preferred Stock, 132,360,000 may be voted by holders of shares of the Company's Series C Preferred Stock, 5,380,642 may be voted by holders of shares of the Company's Series D-1 Preferred Stock and 4,549,089 may be voted by holders of shares of the Company's Series D-2 Preferred Stock. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present but will have the same effect as a negative vote on this proposal.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 2004 STOCK PLAN

                                 PROPOSAL NO. 3
                 APPROVAL OF REVERSE SPLIT OF SALON COMMON STOCK


     The Company's Board has adopted resolutions proposing to amend the Company's Certificate of Incorporation to effect a reverse stock split as set forth in the form Certificate of Amendment of the Restated Certificate of Incorporation, attached as Appendix A to this proxy statement, in which the outstanding shares of Common Stock, ("Old Common Stock"), will be combined and reconstituted as a smaller number of shares of Common Stock, ("New Common Stock"), by a ratio of 1-for-10, 1-for-12, 1-for-15, or 1-for-20 (as if each amendment is being submitted as a separate proposal), with one of such amendments being the final amendment to be determined by the Company's Board, which shall have the right to abandon any or all of such amendments. The Board, based on prevailing market conditions at the time the reverse stock split is implemented, if at all, will determine the exact ratio. Stockholders are being asked to approve four separate alternative amendments to the Certificate of Incorporation with the Board having the authority to give its final approval to only one of such amendments and to abandon the others, or, at its discretion, to abandon the reverse split entirely.

     By approving the proposed alternative amendments, the Company's stockholders will be authorizing the Board to implement the reverse split at any time on or before the earlier of the date of the Company's 2006 Annual Meeting of Stockholders or December 31, 2006, or to abandon the reverse split at any time prior to implementation. If the amendment has not been filed with the Delaware Secretary of State by the close of business on the earlier of the date of the Company's 2006 Annual Meeting of Stockholders or December 31, 2006, the Board will either resolicit stockholder approval or abandon the reverse split.

Purpose of the Reverse Stock Split

     The purpose of the reverse stock split is to reduce the total of shares of common stock, common stock equivalents, warrants and number of options. As of September 15, 2005, we have: (i) 15,452,189 share of common stock outstanding,
(ii) 8,386 shares of Series A, B, C, D-1 and D-2 preferred stock, which are convertible to, and equivalent to 181,037,551 shares of common stock, (iii) warrants to purchase 25,912,113 shares of common stock, (iv) option grants outstanding to purchase 2,992,802 shares of common stock under our 1995 Stock Option Plan, (v) option grants under the Salon Media Group, Inc. 2004 Stock Plan, of which 30,000,000 shares of common stock are currently authorized to be issued, subject to amendment per Proposal No.2, and 27,288,308 shares are outstanding and (vi) option grants outstanding to purchase 1,000,000 shares of common stock under the Salon Media Group, Inc. Non-Plan Stock Option Agreement, for a total of 253,682,963 shares. The purpose of the reverse stock split is not specifically to increase the market price of our publicly held shares of common stock to above $1.00 per share or to facilitate a renewed listing on the Nasdaq SmallCap Market, even though based on the Company's September 15, 2005, closing price of $0.145 per share, our outstanding Common Stock may trade between $1.45 and $2.90 per share.

Effectiveness of the Reverse Stock Split

     If this Proposal is approved by the stockholders, the reverse split will become effective at such time as the Company files the Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State, which may take place at any time on or before the earlier of the date of the Company's 2006 Annual Meeting of Stockholders or December 31, 2006. Before the Company files the Certificate of Amendment, the Board of Directors must approve the final ratio in which Old Common Stock will be converted into New Common Stock. Even if the stockholders approve the reverse stock split, the Board of Directors has discretion to decline to carry out the reverse split if it determines that the reverse split is not necessary in conducting Company business.

     Upon the filing of the Certificate of Amendment, all the Old Common Stock will be converted into New Common Stock as set forth in the Certificate of Amendment.

Certificates and Fractional Shares

     Beginning with the effective date, each old certificate, until exchanged in the normal course of business, will be deemed for all purposes to evidence ownership of the number of whole shares of New Common Stock into which the shares evidenced by the old certificates have been converted.

     No fractional shares will be issued. Any fractional shares created as a result of the reverse split will be rounded down to the nearest whole share. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the number selected by the Board of Directors for the reverse stock split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying
(a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of the Company's common stock on the day immediately prior to the effective time of the reverse stock split, as reported on the applicable market on which the stock trades. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein. Notwithstanding the fact that a reverse stock split would reduce the total number of record holders of Common Stock, the purpose of the proposed reverse stock split is not to reduce the number of record holders. The reverse stock split is not part of a contemplated "going private" transaction under Rule 13e-3 of the Securities Exchange Act of 1934, as amended, and the Company will continue to be subject to the periodic reporting requirements of such Act.

     Depending on the reverse split ratio selected by the Board of Directors, certain holders of old Common Stock will hold no series of New Common Stock and will receive only the cash payment in lieu of fractional shares described above.

No Dissenters' Rights

     Under Delaware General Corporation Law, the Company's stockholders are not entitled to dissenters' rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.


Effects of the Reverse Stock Split

     The principal effect of the reverse stock split will be to decrease the number of shares of the Company's Common Stock that would be issuable upon conversion of share of Series A, B, C, D-1 and D-2 Preferred Stock ("Preferred Stock"). As of September 15, 2005: (i) 809 shares of Series A Preferred Stock could convert into 32,500,070 shares of Common Stock, (ii) 125 shares of Series B Preferred Stock could convert into 6,247,750 shares of Common Stock, (iii) 6,618 shares of Series C Preferred Stock could convert into 132,360,000 shares of Common Stock, (iv) 417 shares of Series D-1 Preferred Stock could convert into 5,380,642 shares of Common Stock and (v) 417 shares of Series D-2 Preferred Stock could convert into 4,549,089 shares of Common Stock for a total of 181,037,551 common share equivalents. As a result, following the effective date of the reverse split, the number of shares of Common Stock that would result from the conversion of: (i) 809 shares of Series A Preferred Stock would be reduced to between approximately 3,250,000 shares and approximately 1,625,000 shares, (ii) 125 shares of Series B Preferred Stock would be reduced to between approximately 625,000 shares and approximately 312,000 shares, (iii) 6,618 shares of Series C Preferred Stock would be reduced to between approximately 13,236,000 shares and approximately 6,618,000 shares, (iv) 417 shares of Series D-1 Preferred Stock would be reduced to between approximately 538,000 shares and approximately 269,000 shares, and (v) 417 shares of Series D-2 Preferred Stock would be reduced to between approximately 455,000 shares and approximately 227,000 shares. The conversion of all shares of Preferred Stock would be reduced from approximately 181,038,000 shares as of September 15, 2005 to between approximately 18,104,000 shares and approximately 9,052,000.

     The Company as of September 15, 2005 has 15,452,189 shares of Common Stock outstanding, which following the effective date of the reverse split, would be reduced to between approximately 1,545,000 shares and approximately 773,000 shares.

     As of September 15, 2005, the Company had outstanding warrants to purchase approximately 25,912,000 shares of Common Stock, which following the effective date of the reverse split, would be reduced to between approximately 2,591,000 shares and approximately 1,296,000 shares and the exercise prices of the respective warrants would increase by a factor of either 10, 12, 15 or 20.

     The reverse split will result in a proportionate decrease in the: (i) approximately 2,993,000 options that have been issued and not exercised from our 1995 Stock Option Plan to between approximately 299,000 shares and approximately 150,000 shares, (ii) approximately 27,288,308 options that have been issued and not exercised from our 2004 Stock Plan to between approximately 2,729,000 shares and approximately 1,364,000 shares, and (iii) approximate 1,000,000 options that have been issued and not exercised from our Salon Media Group, Inc. Non-Plan Stock Option Plan to between approximately 100,000 shares and approximately 50,000 shares. The reverse split will increase the exercise prices of the respective option by a factor of 10, 12, 15 or 20. The reverse split will also result in the number of shares of Common Stock that could be issued under the proposed increase to the Salon Media Group, Inc. 2004 Stock Plan being reduced from 16,000,000 to between 1,600,000 shares and 800,000 shares.

     The reduction in the number of outstanding shares is expected to increase the trading price of the Company's Common Stock, although there can be no assurance that such price will increase in proportion to the ratio of the reverse stock split ratio. The trading price of the Company's Common Stock depends on many factors, including many which are beyond the Company's control. The higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of the Company's Common Stock. On the other hand, to the extent that negative investor sentiment regarding the Company's Common Stock is based on its underlying business fundamentals, the reverse split might not overcome that sentiment enough to increase the Company's stock price to a level that consistently exceeds $1.00 per share.

     The reduced number of shares outstanding may adversely affect the liquidity of the Company's Common Stock after the reverse stock split. In addition, the split will increase the number of stockholders who own "odd lots," which consist of blocks of fewer than 100 shares. Stockholders who hold odd lots may be required to pay higher brokerage commissions when they sell their shares and may have greater difficulty in making sales.

     The shares of New Common Stock will be fully paid and non-assessable. The amendment will not change the terms of the Company's Common Stock. The shares of New Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. No stockholder's percentage ownership of Common Stock will be altered except for the effect of rounding fractional shares.


Vote Required and Board of Directors' Recommendation

     Approval of this proposal requires the affirmative vote of a majority of the votes represented by the outstanding shares of Salon's Common Stock and Series A, B, C and D Preferred Stock. The total number of votes eligible to be cast with respect to this Proposal as of September 15, 2005 is 196,489,740, of which 15,452,189 may be voted by holders of shares of Common Stock, 32,500,070 may be voted by holders of shares of the Company's Series A Preferred Stock, and 6,247,750 may be voted by holders of shares of the Company's Series B Preferred Stock, and 132,360,000 may be voted by holders of shares of the Company's Series C Preferred Stock, and 5,380,642 may be voted by holders of shares of the Company's Series D-1 Preferred Stock and 4,549,089 may be voted by holders of shares of the Company's Series D-2 Preferred Stock. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present but will have the same effect as a negative vote on this proposal.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK.

                                 PROPOSAL NO. 4

  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board of Directors of the Company has selected Burr, Pilger & Mayer LLP as its independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2006. Burr, Pilger & Mayer LLP has served as our independent registered public accounting firm since November 14, 2003. Prior to November 14, 2003, PricewaterhouseCoopers LLP served as our independent registered public accounting firm. On October 30, 2003, PricewaterhouseCoopers LLP declined to stand for reappointment as our independent registered public accounting firm and concluded their services after the filing of our Form 10-Q for the quarter ended September 30, 2003, which occurred on November 13, 2003.

     A representative of Burr, Pilger & Mayer LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

     The Company incurred audit fees from PricewaterhouseCoopers LLP of $28,500 during the year ended March 31, 2004, and $1,000 for the year ended March 31, 2005. The Company incurred audit fees from Burr, Pilger & Mayer LLP of $55,665 for the year ended March 31, 2004, and $66,995 for the year ended March 31, 2005.

     During the year ended March 31, 2005, all audit fees were pre-approved by the Audit Committee. Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

     The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. For the fiscal year ended March 31, 2005, all fees paid to PricewaterhouseCoopers LLP and Burr, Pilger & Mayer LLP were solely for audit-related purposes. No other fees were paid to the two independent registered public accounting firms.

Vote Required and Board of Directors Recommendation

     Approval of this proposal requires the affirmative vote of a majority of the votes represented by the outstanding shares of Salon's Common Stock and Series A, B, C and D Preferred Stock. The total number of votes eligible to be cast with respect to this Proposal as of September 15, 2005 is 196,489,740, of which 15,452,189 may be voted by holders of shares of Common Stock, 32,500,070 may be voted by holders of shares of the Company's Series A Preferred Stock, and 6,247,750 may be voted by holders of shares of the Company's Series B Preferred Stock, and 132,360,000 may be voted by holders of shares of the Company's Series C Preferred Stock, and 5,380,642 may be voted by holders of shares of the Company's Series D-1 Preferred Stock and 4,549,089 may be voted by holders of shares of the Company's Series D-2 Preferred Stock. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Abstentions will have the same effect as a negative vote on this proposal and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF BURR, PILGER & MAYER LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2006.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Common Stock and Common Stock equivalents of Salon as of June 30, 2005, (a) by each stockholder who is known by Salon to be the beneficial owner of more than 5% of the outstanding Common Stock and Common Stock equivalents or the combined total voting power of all classes of capital stock of Salon on a fully diluted, as converted basis, (b) by each director and nominee, (c) by the Chief Executive Officer and the other four most highly compensated executive officers serving on March 31, 2005 (the "Named Executive Officers"), and (d) by all executive officers and directors of Salon as a group.

                                                      Amount and
                                                       Nature of
                                                      Beneficial       Percent
Name and Address of Beneficial Owner (1)             Ownership (2)  of Class (3)
-------------------------------------------------    -------------  ------------
William R. Hambrecht (4)                               45,677,336       77.3%
Shea  Ventures LLC (5)                                 23,853,003       61.1%
Adobe Systems Incorporated (6)                          9,991,331       43.2%
Octavia LLC (7)                                         7,600,750       33.1%
Constellation Venture Capital (8)                       3,679,237       20.0%
Wasserstein Adelson Ventures LP (9)                     3,550,372       19.3%
Thomas H. Dittmer Declaration of Trust (10)             2,986,735       16.3%
Michael Fuchs (11)                                      2,986,735       16.3%
Alacrity Management Corporation (12)                    1,937,697       11.2%
The Timken Living Trust (13)                            1,840,358       10.8%
William E. Mayer Holdings (14)                          1,465,703        8.7%
Brian Dougherty (15)                                    1,365,000        8.2%
Rainbow Media Holdings, Inc. (16)                       1,125,000        7.3%

Executive Officers and Directors
John Warnock (17)                                      88,694,412       85.4%
Jann Wenner (18)                                        7,925,000       34.1%
Robert McKay (19)                                       6,577,491       30.1%
David Talbot (20)                                       3,538,217       18.8%
Elizabeth Hambrecht (21)                                1,945,000       11.2%
Joan Walsh (22)                                         1,200,505        7.3%
Conrad Lowry (23)                                         843,616        5.2%
Melissa Barron (24)                                       635,985        4.0%
Patrick Hurley (25)                                       600,000        3.8%
James Rosenfield (26)                                     447,166        2.8%
George Hirsch (27)                                        339,653        2.2%
Robert Ellis (28)                                         298,333        1.9%
Deepak Desai (29)                                         250,000        1.6%
All executive officers and directors as a
  group (13 persons)                                  113,295,378       88.4%

(1) The address for all beneficial owners is c/o Salon Media Group, Inc., 101 Spear Street, Suite 203, San Francisco, CA 94105.

(2) Unless otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock and Common Stock equivalents shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(3) Calculated on the basis of 15,346,609 shares of Common Stock outstanding as of June 30, 2005, shares of Common Stock underlying options exercisable within sixty (60) days of June 30, 2005, shares of Common Stock that a shareholder has the right to acquire upon conversion of shares of Series A, B, C, and D Preferred Stock, and currently exercisable warrants to acquire shares of Common Stock are deemed outstanding for purposes of calculating the beneficial ownership of Common Stock of the holders of such options and warrants, as applicable, on a stand-alone basis, without considering the ownership interest of other stockholders.

(4) Mr. Hambrecht has an ownership interest in WR Hambrecht + Co., LLC and WR Hambrecht + Co., Inc. (together the "Hambrecht Entities") and is the Chairman and Chief Executive Officer of those entities. Elizabeth Hambrecht, Salon's President and Chief Executive Officer, has an ownership interest in the Hambrecht Entities. Includes 1,223,913 shares of Common Stock held by the Hambrecht 1980 Revocable Trust and 710,000 shares of common stock held by WR Hambrecht + Co, Inc. Mr. Hambrecht disclaims beneficial ownership of the shares of Salon's Common Stock held directly by WR Hambrecht + Co, Inc., other than his proportionate ownership interest. Includes 18,676,422 shares of Common Stock that Mr. Hambrecht, the Hambrecht Entities and the Sarah & William Hambrecht Foundation have the right to acquire upon conversion of 125 shares of Series A Preferred Stock, upon conversion of 486 shares of Series C Preferred Stock, and upon conversion of 334 shares of Series D Preferred Stock. Elizabeth Hambrecht is a Director and has voting rights in the Sarah & William Hambrecht Foundation. Includes 2,530,323 shares of Common Stock issuable upon exercise of immediately exercisable warrants held by Mr. Hambrecht, the Hambrecht Entities and the Sarah & William Hambrecht Foundation. Includes 3,311,025 shares of Common Stock that HAMCO Capital has the right to acquire upon conversion of 127 shares of Series C Preferred Stock and upon conversion of 63 shares of Series D preferred stock, and 415,653 shares of Common Stock issuable upon exercise of immediately exercisable warrants. Mr. Hambrecht and Elizabeth Hambrecht both have an ownership interest in HAMCO Capital. Includes 16,860,000 shares of Common Stock that Ironstone Group, Inc. has the right to acquire upon conversion of 843 shares of Series C Preferred Stock and 1,950,000 shares of Common Stock issuable upon exercise of immediately exercisable warrants. Mr. Hambrecht has an ownership interest in Ironstone Group, Inc. Ms. Hambrecht disclaims beneficial ownership of the shares held directly by the Hambrecht Entities and HAMCO Capital Corporation, other than her proportionate ownership interest.

(5) Includes 131,360 shares of Common Stock held by the stockholder. Includes 18,961,643 shares of Common Stock that the stockholder has the right to acquire upon conversion of 125 shares of Series A Preferred Stock, upon conversion of 697 shares of Series C Preferred Stock and 1,900,000 shares of Common Stock issuable upon exercise of immediately exercisable warrants. Includes 2,560,000 shares of Common Stock that a trust controlled by the stockholder has the right to acquire upon conversion of 128 shares of Series C Preferred Stock and 300,000 shares of Common Stock issuable upon exercise of immediately exercisable warrants. Edward Shea, the Manager of the stockholder, is a Director of Ironstone Group, Inc. mentioned under item (4).

(6) Includes 2,187,594 shares of Common Stock held by the stockholder. Includes 6,247,750 shares of Common Stock that the stockholder has the right to acquire upon conversion of 125 shares of Series B Preferred Stock and 1,555,987 shares of Common Stock issuable upon exercise of immediately exercisable warrants. Salon director John Warnock is the co-Chairman of the stockholder and disclaims beneficial ownership of the shares held by the stockholder.

(7) Includes 6,810,735 shares of Common Stock that the stockholder has the right to acquire upon conversion of 62 shares of Series A Preferred Stock and upon conversion of 216 shares of Series C Preferred Stock and 790,015 shares of Common Stock issuable upon exercise of immediately exercisable warrants.

(8) Includes 530,192 shares of Common Stock held by Constellation Venture Capital, LP and 114,138 shares held by Constellation Venture Offshore, LP. Includes 2,089,003 shares of Common Stock that Constellation Venture Capital has the right to acquire upon conversion of 52 shares of Series A Preferred Stock and 441,904 shares of Common Stock that Constellation Venture Capital Offshore, LP has the right to acquire upon conversion of 11 shares of Series A Preferred Stock. Includes 416,000 shares of Common Stock issuable upon exercise of an immediately exercisable warrant held by Constellation Venture Capital, L.P. and 88,000 shares of Common Stock issuable upon exercise of an immediately exercisable warrant held by Constellation Venture

     Offshore, LP. Constellation Venture Capital, LP and Constellation Venture Offshore, LP are entities of Bear Stearns.

(9) Includes 515,464 shares of Common Stock held by the stockholder. Includes 2,530,908 shares of Common Stock that stockholder has the right to acquire upon conversion of 63 shares of Series A Preferred Stock and 504,000 shares of Common Stock issuable upon exercise of an immediately exercisable warrant.

(10) Includes 2,490,735 shares of Common Stock that the stockholder has the right to acquire upon conversion of 62 shares of Series A Preferred Stock and 496,000 shares of Common Stock issuable upon exercise of an immediately exercisable warrant.

(11) Includes 2,490,735 shares of Common Stock that the stockholder has the right to acquire upon conversion of 62 shares of Series A Preferred Stock and 496,000 shares of Common Stock issuable upon exercise of an immediately exercisable warrant. Mr. Fuchs served as a Director of Salon until September 2003.

(12) Includes 116,030 shares of Common Stock held by the stockholder. Includes 1,724,328 shares of Common Stock that Alacrity Tertiare LLC and Alacrity Management Corporation have the right to acquire upon conversion of 25 shares of Series A Preferred Stock and upon conversion of 36 shares of Series C Preferred Stock.

(13) Includes 1,724,328 shares of Common Stock that the stockholder has the right to acquire upon conversion of 25 shares of Series A Preferred Stock and upon conversion of 36 shares of Series C Preferred Stock and 116,030 shares of Common Stock.

(14) Includes 14,091 shares of Common Stock held by the stockholder. Includes 1,290,967 shares of Common Stock that the stockholder has the right to acquire upon conversion of 51 shares of Series C Preferred Stock, upon conversion of 21 shares of Series D Preferred Stock and 160,645 shares of Common Stock issuable upon exercise of an immediately exercisable warrant.

(15) Includes 25,000 shares of Common Stock held by the stockholder. Includes 1,340,000 shares of Common Stock that the stockholder has the right to acquire upon conversion of 67 shares of Series C Preferred Stock. Mr. Dougherty served as a Director of Salon until April 2003.

(16) Rainbow Media Holdings, Inc. is a subsidiary of Cablevision Systems Corporation (NYSE:CVC).

(17) Includes 158,533 shares of Common Stock held by Mr. Warnock. Includes 79,613,136 shares of Common Stock that the stockholder has the right to acquire upon conversion of 125 shares of Series A Preferred Stock, upon conversion of 3,474 shares of Series C Preferred Stock, upon conversion of 416 shares of Series D preferred stock and 8,792,943 shares of Common Stock issuable upon exercise of immediately exercisable warrants. Includes 288,333 shares subject to options that may be exercised within sixty (60) days of June 30, 2005.

(18) Includes 5,000,000 shares of Common Stock that Wenner Media LLC has the right to acquire upon conversion of 250 shares of Series C Preferred Stock and 2,600,000 shares of Common Stock issuable upon exercise of an immediately exercisable warrant. Mr. Wenner, the Chairman and President of Wenner Media LLC, disclaims beneficial ownership of the shares of Salon's Common Stock equivalents held directly by Wenner Media LLC other than his proportionate ownership interest. Includes 325,000 shares subject to options that may be exercised within sixty (60) days of June 30, 2005.

(19) Includes 84,000 shares of Common Stock held by the Robert McKay Family Partnership. Mr. McKay is the managing partner of the Robert McKay Family Partnership. Includes 2,490,735 shares of Common Stock that the McKay Investment Group, Inc has the right to acquire upon conversion of 62 shares of Series A Preferred Stock, and 496,000 shares of Common Stock issuable upon exercise of an immediately exercisable warrant. Includes 3,160,000 shares of Common Stock that a trust controlled by the stockholder has the right to acquire upon conversion of 158 shares of Series C Preferred Stock and 58,423 shares of Common Stock issuable upon exercise of immediately exercisable warrants. Includes 288,333 shares subject to options that may be exercised within sixty (60) days of June 30, 2005.

(20) Includes 108,000 shares of Common Stock, of which 2,577 shares are held by Camille Peri, Mr. Talbot's spouse and a former employee of Salon, and 5,154 shares held in trust for the benefit of Mr. Talbot's children. Mr. Talbot disclaims beneficial ownership of the shares held individually by his spouse and in trust for his children. Includes 3,430,217 shares subject to options that may be exercised within sixty (60) days of June 30, 2005.

(21) Includes 620,000 shares of Common Stock that Ms. Hambrecht has the right to acquire upon conversion of 31 shares of Series C Preferred Stock and 75,000 shares of Common Stock issuable upon exercise of an immediately exercisable warrant. Includes 1,250,000 shares subject to options that may be exercised within sixty (60) days of June 30, 2005.

(22) Includes 1,200,505 shares subject to options that may be exercised within sixty (60) days of June 30, 2005.

(23) Includes 843,616 shares subject to options that may be exercised within sixty (60) days of June 30, 2005.

(24) Includes 163,185 shares of Common Stock. Includes 472,800 shares subject to options that may be exercised within sixty (60) days of June 30, 2005.

(25) Includes 600,000 shares of Common Stock issuable upon exercise of an immediately exercisable warrant. The individual's employment with Salon ceased in February 2005.

(26) Includes 447,166 shares subject to options that may be exercised within sixty (60) days of June 30, 2005.

(27) Includes 14,653 shares of Common Stock held by the Director and 325,000 shares subject to options that may be exercised within sixty (60) days of June 30, 2005.

(28) Includes 10,000 shares of Common Stock held by the Director and 288,333 shares subject to options that may be exercised within sixty (60) days of June 30, 2005.

(29) Includes 250,000 shares subject to options that may be exercised within sixty (60) days of June 30, 2005.


Series A Preferred Stock

     The following table sets forth information regarding the beneficial ownership of Salon's Series A Preferred Stock as of March 31, 2005, (a) by each stockholder who is known by Salon to be the beneficial owner of more than 5% of the outstanding shares of Series A Preferred Stock, (b) by each director and nominee, (c) by the Named Executive Officers, and (d) by all current executive officers and directors of Salon as a group.

                                                      Amount and
                                                       Nature of
                                                      Beneficial       Percent
Name and Address of Beneficial Owner (1)               Ownership      of Class
-------------------------------------------------    ------------    ----------
William R. Hambrecht (2)                                  125           15.5%
John Warnock (3,7)                                        125           15.5%
Shea Ventures LLC (3)                                     125           15.5%
Wasserstein Adelson Ventures, LP (4)                       63            7.8%
Constellation Venture Capital (5)                          63            7.8%
McKay Investment Group (6,7)                               62            7.7%
Octavia LLC (6)                                            62            7.7%
Thomas H. Dittmer Declaration of Trust (6)                 62            7.7%
Michael Fuchs (6,8)                                        62            7.7%
All executive officers and directors as a
  group (2 persons)                                       187           23.1%

(1) Unless otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares of Preferred Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The address for each beneficial owner is c/o Salon Media Group, Inc., 101 Spear Street, Suite 203, San Francisco, CA 94105.

(2) Includes 75 shares held by the Sarah & William Hambrecht Foundation that are convertible into 3,012,986 shares of Common Stock, subject to adjustment. Also includes 50 shares held by WR Hambrecht + Co.

     LLC that are convertible into 2,008,657 shares of Common Stock, subject to adjustment. Mr. Hambrecht is the father of Elizabeth Hambrecht, Salon's President and Chief Executive Officer. Ms. Hambrecht has an ownership interest in WR Hambrecht + Co. LLC and is a Director of and has voting rights in the Sarah & William Hambrecht Foundation.

(3) Shares held by the named stockholder are convertible into 5,021,643 shares of Common Stock, subject to adjustment.

(4) Shares held by the named stockholder are convertible into 2,530,908 shares of Common Stock, subject to adjustment.

(5) Includes 52 shares held by Constellation Venture Capital, LP that are convertible to 2,089,003 shares of Common Stock and 11 shares held by Constellation Venture Capital (Offshore), LP that are convertible to 441,904 shares of Common Stock, all subject to adjustment.

(6) Shares held by the named stockholder are convertible into 2,490,735 shares of Common Stock, subject to adjustment.

(7) Director or related to director. Except as indicated in the table above, no other director or Named Executive Officer beneficially owns shares of Series A Preferred Stock.

(8)  Mr. Fuchs served as a Director of Salon until September 2003.


Series B Preferred Stock

     The following table sets forth information regarding the beneficial ownership of Salon's Series B Preferred Stock as of March 31, 2005 (a) by each stockholder who is known by Salon to be the beneficial owner of more than 5% of the outstanding shares of Series B Preferred Stock, (b) by each director and nominee, (c) by the Named Executive Officers, and (d) by all executive officers and directors of Salon as a group.

                                                      Amount and
                                                       Nature of
                                                      Beneficial       Percent
Name and Address of Beneficial Owner (1)               Ownership      of Class
-------------------------------------------------    ------------    ----------
Adobe Systems Inc. (2)                                    125           100.0%
All executive officers and directors as
  a group (3)                                               0             0.0%

(1) Unless otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares of Preferred Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The address for each beneficial owner is c/o Salon Media Group, Inc., 101 Spear Street, Suite 203, San Francisco, CA 94105.

(2) Shares held by the named stockholder are convertible into 6,247,750 shares of Common Stock, subject to adjustment.

(3) No director or Named Executive Officer beneficially owns shares of Series B Preferred Stock. However, Salon Director John Warnock is the Co-Chairman of the Board of Adobe Systems Inc. and disclaims beneficial ownership of the shares of Series B Preferred stock held by Adobe Systems Inc.


Series C Preferred Stock

     The following table sets forth information regarding the beneficial ownership of Salon's Series C Preferred Stock as of March 31, 2005, (a) by each stockholder who is known by Salon to be the beneficial owner of more than 5% of the outstanding shares of Series C Preferred Stock, (b) by each director and nominee, (c) by the Named Executive Officers, and (d) by all current executive officers and directors of Salon as a group.

                                                      Amount and
                                                       Nature of
                                                      Beneficial       Percent
Name and Address of Beneficial Owner (1)               Ownership      of Class
-------------------------------------------------    ------------    ----------
John Warnock (2,8)                                       3,474          52.5%
William R. Hambrecht (3,8)                               1,456          22.0%
Shea Ventures LLC (4)                                      825          12.5%
Wenner Media LLC (5,8)                                     250           3.8%
Elaine McKay Family Partnership (6,8)                      158           2.4%
Elizabeth Hambrecht (7,8)                                   31             *%
All executive officers and directors as a
  group (4 persons)(9)                                   3,913          59.1%


*Less than one percent (1%).

(1) Unless otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares of Preferred Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The address for each beneficial owner is c/o Salon Media Group, Inc., 101 Spear Street, Suite 203, San Francisco, CA 94105.

(2) Shares held by the named stockholder are convertible into 69,480,000 shares of Common Stock, subject to adjustment.

(3) Mr. Hambrecht has an ownership interest in WR Hambrecht + Co., LLC and WR Hambrecht + Co., Inc. (together the "Hambrecht Entities") and is the Chairman and Chief Executive Officer of those entities. Elizabeth Hambrecht, Salon's President and Chief Executive Officer, has an ownership interest in the Hambrecht Entities. Includes 189 shares held by the Hambrecht Entities that are convertible to 3,780,000 shares of Common Stock, subject to adjustment, 189 shares held by a trust of Mr. Hambrecht that are convertible to 3,780,000 shares of Common Stock, subject to adjustment, and 108 shares held by the Sarah & William Hambrecht Foundation that are convertible to 2,160,000 shares of Common Stock, subject to adjustment. Elizabeth Hambrecht is a Director and has voting rights in the Sarah & William Hambrecht Foundation. Includes 127 shares held by HAMCO Capital that are convertible to 2,540,000 shares of Common Stock, subject to adjustment. Mr. Hambrecht and Elizabeth Hambrecht, both have an ownership interest in HAMCO Capital. Includes 843 shares held by Ironstone Group, Inc. that are convertible to 16,860,000 shares of Common Stock, subject to adjustment. Mr. Hambrecht has an ownership interest in Ironstone Group, Inc. Mr. Hambrecht disclaims beneficial ownership of the shares held directly by HAMCO Capital Corporation and Ironstone Group, Inc., other than his proportionate ownership interest. Ms. Hambrecht disclaims beneficial ownership of the shares held directly by the Hambrecht Entities and HAMCO Capital Corporation, other than her proportionate ownership interest. Excludes 825 shares held by or controlled by Edward Shea that are convertible into 16,500,000 shares of Common Stock, subject to adjustment mentioned under item (4). Mr. Shea is a Director of Ironstone Group, Inc.

(4) Includes 697 shares held by the named stockholder that are convertible into 13,940,000 shares of Common Stock, subject to adjustment. Includes 128 shares owned by the E&M RP Trust that are convertible into 2,560,000 shares of Common Stock, subject to adjustment.

(5) Shares held by the named stockholder are convertible into 5,000,000 shares of Common Stock, subject to adjustment. Jann Wenner, Director, has an ownership interest in and is the Chairman and President of Wenner Media LLC. Mr. Wenner disclaims beneficial ownership of the shares held directly by Wenner Media LLC other than his proportionate ownership interest.

(6) Shares held by the named stockholder are convertible into 3,160,000 shares of Common Stock, subject to adjustment. Mr. McKay, Director, has an ownership interest in the Elaine McKay Family Partnership. Mr. McKay disclaims beneficial ownership of the shares held directly by the Elaine McKay Family Partnership other than his proportionate ownership interest.

(7)  Stockholder is the President and Chief Executive Officer of the registrant.

(8) Current director or related to director. Except as indicated in the table above, no other director or Named Executive Officer beneficially owns shares of Series C Preferred Stock.

(9) Excludes 67 shares held by Brian Dougherty, who served as a Director of Salon until April 2003.


Series D Preferred Stock

     The following table sets forth information regarding the beneficial ownership of Salon's Series D-1 and Series D-2 Preferred Stock (the "Series D Preferred Stock") as of March 31, 2005, (a) by each stockholder who is known by Salon to be the beneficial owner of more than 5% of the outstanding shares of Series D Preferred Stock, (b) by each director and nominee, (c) by the Named Executive Officers, and (d) by all current executive officers and directors of Salon as a group.

                                                      Amount and
                                                       Nature of
                                                      Beneficial       Percent
Name and Address of Beneficial Owner (1)               Ownership      of Class
-------------------------------------------------    ------------    ----------
John Warnock (2)                                          416           49.9%
William R. Hambrecht (3)                                  397           47.6%
All executive officers and directors as a
  group (1 persons) (2,3)                                 416           49.9%

(1) Unless otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares of Preferred Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The address for each beneficial owner is c/o Salon Media Group, Inc., 101 Spear Street, Suite 203, San Francisco, CA 94105.

(2) Shares held by the named stockholder, who is a Director of Salon, are convertible into 4,952,960 shares of Common Stock, subject to adjustment.

(3) Mr. Hambrecht is the father Elizabeth Hambrecht, Salon's President and Chief Executive Officer. Includes 334 shares held by a trust of the stockholder that are convertible to 3,934,779 shares of common stock, subject to adjustment. Includes 63 shares held by HAMCO Capital Corporation that are convertible to 771,025 shares of common stock, subject to adjustment. Mr. Hambrecht and Elizabeth Hambrecht, both have an ownership interest in HAMCO Capital. Mr. Hambrecht disclaims beneficial ownership of the shares held directly by HAMCO Capital Corporation other than his proportionate ownership interest. Ms. Hambrecht disclaims beneficial ownership of the shares held directly by HAMCO Capital Corporation other than her proportionate ownership interest.

REPORT OF THE COMPENSATION COMMITTEE

Overview

     The Charter of the Compensation Committee of the Board of Directors stipulates that it be comprised of at least two non-employee members of the Company's Board of Directors. The Compensation Committee during the fiscal year ended March 31, 2005, was comprised of James H. Rosenfield and, starting on September 23, 2004, John Warnock, who was appointed to the Compensation Committee by the Board.

Compensation Policy

     The goals of the Company's compensation policy are to attract, retain and reward executive officers who contribute to the overall success of the Company by offering compensation that is competitive in the industry, to motivate executives to achieve the Company's business objectives and to align the interests of officers with the long-term interests of stockholders. The Company currently uses salary, bonuses and stock options to meet these goals.

Forms of Compensation

     The Company provides its executive officers with a compensation package consisting of base salary and incentive bonuses, and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and Company performance, as well as market information regarding compensation paid by other companies in the Company's industry.

     Base Salary. Salaries for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the Internet media industry for individuals of similar education and background to the executive officers being recruited. The Company also gives consideration to the individual's experience, reputation in his or her industry and expected contributions to the Company. Salaries are generally reviewed annually by the Compensation Committee and are subject to increases based on (i) the Compensation Committee's determination that the individual's level of contribution to the Company has increased since his or her salary had last been reviewed and (ii) increases in competitive pay levels.

     Bonuses. It is the policy of the Company that a substantial component of each officer's potential annual compensation takes the form of a performance-based bonus. Either the Compensation Committee determines bonus payments to officers, other than the Chief Executive Officer, or the entire Board of Directors, in consultation with the Chief Executive Officer, based on the financial performance of the Company and the achievement of the officer's individual performance objectives. The Compensation Committee or the entire Board of Directors determines the Chief Executive Officer's bonus, without participation by the Chief Executive Officer, based on the same factors.

2005 Compensation

     The compensation for the Chief Executive Officer and other executive officers for 2005 were set according to the Company's established compensation policy described above.

     In November 2004, Joan Walsh was appointed an officer of the Company to serve as Vice President Co-Managing Editor and retained her base annual salary of $130,000.

     On February 10, 2005, the following changes occurred:

          1. David Talbot resigned his positions of Chief Executive Officer and Editor-in-Chief, but retained his position of Chairman of the Board. Mr. Talbot's salary was reduced from $191,250 to $95,000.

          2. Elizabeth Hambrecht was appointed Chief Executive Officer and retained her position as President, while resigning her positions as Chief Financial Officer and Secretary. Ms. Hambrecht's base annual salary was increased from $130,000 to $150,000.

          3. Joan Walsh was appointed Editor-in-Chief and her base annual salary was increased from $130,000 to $150,000.

          4. Conrad Lowry, who had been serving as Controller of the Company, was appointed an officer of the Company to serve as Chief Financial Officer and Secretary. Mr. Lowry's base annual salary was increased from $106,250 to $130,000.

     On February 7, 2005, the Board of Directors granted options to purchase common stock per the Salon Media Group, Inc. 2004 Stock Plan at an exercise price of $0.14 per share of 4,000,000 to David Talbot, 2,500,000 to Elizabeth Hambrecht, 2,000,000 to Joan Walsh, 1,500,000 to Conrad Lowry and 1,000,000 to Melissa Barron. In addition, David Talbot received options to purchase 1,000,000 shares of common stock pursuant to a non-plan stock option agreement at an exercise price of $0.14 per share. For the above mentioned option grants, the Board approved a special vesting schedule stating that 50% of the shares subject to the option vested on the date of grant and 50% of the shares subject to the option vests on February 6, 2006, as long as the named individual continues to provide services as an employee or director until such date.

     Due to budgetary constraints and operating losses, no bonuses were paid. Two Compensation Committee meetings were held during the 2005 fiscal year.


                                                   By the Compensation Committee
                                                             James H. Rosenfield
                                                                    John Warnock

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditors, Burr, Pilger & Mayer LLP are responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles of the United States of America.

     The Audit Committee consists of three directors, each of whom, in the judgment of the Board, is an independent director. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

     The Committee has discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with Burr, Pilger & Mayer LLP, with and without management present, to discuss the overall scope of Burr, Pilger & Mayer LLP audit, the results of its examinations, its evaluations of the Company's internal controls and the overall quality of its financial reporting.

     The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence.

     Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the Company's audited financial statements be included in Salon Media Group, Inc.'s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

                                          By the Audit Committee
                                          Deepak Desai
                                          Robert Ellis
                                          George Hirsch

                        COMPARISON OF STOCKHOLDER RETURN

     The following graph shows a comparison of cumulative returns of our Common Stock, the Nasdaq Stock Market (United States) Index, our old self-determined peer group index, and our new self determined peer group index on March 31, 2000 and at the end of the fiscal years 2001 through 2005. The graph assumes an investment of $100 in each of the Company's Common Stock and each index, and that all dividends have been reinvested. No cash dividends have been declared on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIALS]

                 COMPARISON OF 5 YEAR CUMMULATIVE TOTAL RETURN*
       AMONG SALON MEDIA GROUP, INC., THE NASDAQ STOCK MARKET (U.S) INDEX,
                     A NEW PEER GROUP AND AN OLD PEER GROUP

   Measurement
     Period         Company      Nasdaq      New Peer Group    Old Peer Group

     Mar-00          100.00      100.00          100.00            100.00
     Mar-01            7.15       47.21            9.98              2.10
     Mar-02            3.43       41.40           10.93              5.52
     Mar-03            1.37       21.99           12.88              7.75
     Mar-04            3.20       38.40           26.79             43.70
     Mar-05            6.17       37.80           36.17             33.65

*100 invested on 3/31/00 in stock or index, including reinvested of dividends. Fiscal year ending March 31.


Companies in the New Self-Determined Peer Group:
CNET Network, Inc.           Thestreet.com, Inc.
iVillage, Inc.               Valueclick, Inc.
Planetout, Inc.              Yahoo, Inc.
Realnetworks, Inc.


Companies in the Old Self-Determined Peer Group:
Ask Jeeves, Inc.             iVillage Inc.
MarketWatch, Inc. **         NBC Internet, Inc.*
Theglobe.com, Inc.           Women.com Networks, Inc.*

* Public stock listing not available since March 2002
** Public stock listing not available since January 2005

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING


     Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2006 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later June 22, 2006. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices at 101 Spear Street, Suite 203, San Francisco, CA, not later than June 22, 2006.

                          TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2005 Annual Meeting of Stockholders of the Company other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.


                                   By Order of the Board of Directors



                                   Conrad Lowry
                                   Chief Financial Officer and Secretary


September 23, 2005

                                                                      Appendix A

                        FORM OF CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

     SALON MEDIA GROUP, INC. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     1. The undersigned hereby certifies that this amendment to the Restated Certificate of Incorporation of the Company has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware:

     RESOLVED: That the Restated Certificate of Incorporation of the Company shall be amended, effective as of 8:30 a.m. Eastern Time on [ , 200 ,]/1/ to effect a [1-for-10, 1-for-12, 1-for-15, or 1-for-20]/2/ reverse stock split;

     RESOLVED FURTHER: That to effect such reverse stock split, paragraph (A) of Article FOURTH of the Restated Certificate of Incorporation of the Company shall be amended to read as follows:

     "(A) The Corporation is authorized to issue a total of [65,000,000, 55,000,000, 45,000,000, or 35,000,000] shares of stock in two classes designated respectively "Preferred Stock" and "Common Stock". The total number of shares of all series of Preferred Stock that the Corporation shall have the authority to issue is 5,000,000 and the total number of shares of Common Stock that the Corporation shall have the authority to issue is [60,000,000, 50,000,000, 40,000,000 or 30,000,000]. All of the authorized shares shall have a par value of $0.001. Upon the filing of this Certificate of Amendment of the Restated Certificate of Incorporation, each [ten, twelve, fifteen, or twenty] issued and outstanding shares of the Corporation's Common Stock ("Old Common Stock") shall be automatically converted, reclassified and combined into one share of Common Stock. Any stock certificate that, immediately prior to the filing of this Certificate of Amendment represented shares of the Old Common Stock will, from and after the filing of this Certificate of Amendment, automatically and without the necessity of presenting the same for exchange, represent the number of Common Stock as equals the product of Old Common Stock represented by such certificate immediately prior to the filing of this Certificate of Amendment by [1-for-10, 1-for-12, 1-for-15, or 1-for-20]."

     2. The foregoing amendment has been approved by the stockholders of the Corporation at a duly held meeting of stockholders.

     IN WITNESS WHEREOF, SALON MEDIA GROUP, INC. has caused this certificate to
be signed by its Chief Executive Officer this     day of          , 200_.

                                   SALON MEDIA GROUP, INC.
                                   By:
                                      -----------------------------------------
                                   Name: Elizabeth Hambrecht
                                   Title: President and Chief Executive Officer

The following footnotes will not be part of the Certificate of Amendment as filed, but exist for explanatory purposes only:


/1/ By approving the proposed amendment, Salon stockholders will be authorizing the Board of Directors to implement the reverse split at any time on or before the earlier of the date of Salon's 2006 Annual Meeting of Stockholders or December 31, 2006, or to abandon the reverse split at any time. If the amendment has not been filed with the Delaware Secretary of State by the close of business on foregoing date, the Salon Board of Directors will either resolicit Salon stockholder approval or abandon the reverse split.

/2/ The Company's Board of Directors has proposed amending Article IV(A) of Salon's Restated Certificate of Incorporation to effect a reverse stock split in which the outstanding shares of common stock, referred to as "Old Common Stock," will be converted, reclassified and combined as a smaller number of shares of common stock, referred to as "New Common Stock," by a ratio of 1-for-10, 1-for-12, 1-for-15, or 1-for-20 (as if each amendment is being submitted as a separate proposal), with one of such amendments containing the final reverse split ratio to be determined by Salon's Board of Directors, who shall have the right to abandon all other ratios or the amendment in its entirety itself. The exact ratio will be determined by the Company's Board of Directors based on prevailing market conditions at the time the reverse stock split is effected. The Company's stockholders are being asked to approve a separate amendment to its Restated Certificate of Incorporation corresponding to each of the possible reverse split ratios between ten and twenty, with the Board of Directors having the authority to give its final approval to only one of such amendments, or to abandon each of such amendments at its discretion.

                             Salon Media Group, Inc.

                  Proxy for the Annual Meeting of Stockholders

                         To be held on October 20, 2005

                       Solicited by the Board of Directors


     The undersigned hereby appoints Elizabeth Hambrecht and Conrad Lowry, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Salon Media Group, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive offices, 101 Spear Street, Suite 203, San Francisco, CA on October 20, 2005, at 11:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated September 23, 2005 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 4.



CONTINUED AND TO BE SIGNED ON REVERSE SIDE             ---------------------
                                                            SEE REVERSE
                                                                SIDE
                                                       ---------------------

                         (TO BE SIGNED ON REVERSE SIDE)


                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

(x)  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.

1. To elect the following three persons as Class I directors to hold office for a three-year term and until their successors are elected and qualified:

          Nominee:   George Hirsch
                     ( )  FOR              ( )  WITHHELD

          Nominee:   John Warnock
                     ( ) FOR               ( )  WITHHELD

          Nominee:   Deepak Desai
                     ( ) FOR               ( )  WITHHELD


2. To consider and approve an amendment to the Salon Media Group, Inc. 2004 Stock Plan to increase the maximum aggregate number of shares that may be issued thereunder by 16,000,000

            FOR                   AGAINST               ABSTAIN
            ( )                     ( )                   ( )


3. To consider and approve an amendment to the Company's Restated Certificate of Incorporation to effect a reverse split of its outstanding Common Stock by:
         Please vote For, Against or Abstain on ALL Proposals 3A through 3D

     A.  A ratio of 1:10         FOR           AGAINST          ABSTAIN
                                 ( )             ( )              ( )

     B.  A ratio of 1:12         FOR           AGAINST          ABSTAIN
                                 ( )             ( )              ( )

     C.  A ratio of 1:15         FOR           AGAINST          ABSTAIN
                                 ( )             ( )              ( )

     D.  A ratio of 1:20         FOR           AGAINST          ABSTAIN
                                 ( )             ( )              ( )

4. To ratify the appointment of Burr, Pilger & Mayer LLP as independent registered public accountants of the Company for the fiscal year ending March 31, 2006.

            FOR                   AGAINST               ABSTAIN
            ( )                     ( )                   ( )

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                                    MARK HERE FOR ADDRESS    ( )
                                    CHANGE AND NOTE AT LEFT


Signature: ____________________________________   Date: _______________________

Signature: ____________________________________   Date: _______________________


Note: Sign exactly as your name(s) appears on your stock certificate. If shares of stock are held in the name of two or more persons or in the name of husband and wife, either as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries that execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.